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EXHIBIT 21

HASBRO, INC. AND SUBSIDIARIES

Subsidiaries of the Registrant (a)

Name Under Which Subsidiary Does Business	State or Other Jurisdiction of Incorporation or Organization
Hasbro International, Inc.	Delaware
Hasbro France S.A.S.	France
Hasbro Deutschland GmbH	Germany
Hasbro Italy S.r.l.	Italy
Hasbro Latin America Inc.	Delaware
Hasbro Chile LTDA	Chile
Hasbro Latin America, L.P.	Delaware
Hasbro S.A.	Switzerland
Hasbro Holdings S.A.	Switzerland
Hasbro Canada Corporation / Corporation Hasbro Canada	Nova Scotia
Hasbro Asia-Pacific Marketing Ltd.	Hong Kong
Tiger Electronics Far East Services, Limited	Hong Kong
Hasbro de Mexico S.R.L.de C.V.	Mexico
Hasbro (Schweiz) AG	Switzerland
Hasbro U.K. Limited	United Kingdom
Group Grosvenor Plc.	United Kingdom
MB International B.V.	The Netherlands
Hasbro B.V.	The Netherlands
Hasbro Hellas Industrial & Commercial Company S.A.	Greece
Hasbro Toys & Games Holdings, S.L.	Spain
Hasbro Iberia SL	Spain
MB Espana, S.A.	Spain
S.A. Hasbro N.V.	Belgium
Hasbro InterToy Eqitim Araclari Sanayi Ve Ticaret A.S.	Turkey
Hasbro Far East LTD	Hong Kong
Tiger Electronics Far East, Limited	Hong Kong
WowWee Limited	Hong Kong
Has Aust Pty Ltd	Australia
Hasbro Australia Limited	Australia
Wizards of the Coast, Belgium	Belgium
Wizards of the Coast, UK Limited	United Kingdom
Hasbro Ireland Limited	Ireland
Palmyra Holdings Pte Ltd.	Singapore
Hasbro Managerial Services, Inc.	Rhode Island
Wizards of the Coast, Inc.	Washington
Wizards of the Coast, Italia S.r.l.	Italy
Wizards of the Coast, France	France
Wizards of the Coast Retail, Inc.	Washington

(a)
Inactive subsidiaries and subsidiaries with minimal operations have been omitted. Such subsidiaries, if taken as a whole, would not constitute a significant subsidiary.

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HASBRO, INC. AND SUBSIDIARIES Subsidiaries of the Registrant (a)